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                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY

                           TRADEMARK LICENSE AGREEMENT

         THIS TRADEMARK LICENSE AGREEMENT (this "Agreement") is effective as of this 3rd day of January, 2003, by and between Sprint Directory Trademark Company, LLC ("Licensor"), a Delaware limited liability company, and R.H. Donnelley Publishing & Advertising, Inc. (f/k/a Sprint Publishing & Advertising, Inc.), a Kansas corporation ("RHDPA"), CenDon, L.L.C., a Delaware limited liability company ("CenDon"), and R.H. Donnelley Directory Company (f/k/a Centel Directory Company), a Delaware corporation ("RHDDC") (RHDPA, CenDon and RHDDC are referred to collectively in this Agreement as the "Licensees") (Licensor and each Licensee are sometimes referred to in this Agreement as a "Party" and collectively as the "Parties").

                                    RECITALS:

         A. On the date of this Agreement, R.H. Donnelley Corporation, a Delaware corporation ("Buyer"), is acquiring from Sprint Corporation, a Kansas corporation ("Sprint Parent"), all of the outstanding capital stock of DirectoriesAmerica, Inc., a Kansas corporation, which is the sole owner of RHDPA, and from Centel Directories LLC, a Delaware limited liability company ("Centel LLC"), all of the outstanding capital stock of RHDDC, which is a member of CenDon (Sprint Parent and Centel LLC are referred to collectively in this Agreement as the "Sellers"), pursuant to a Stock Purchase Agreement, dated as of September 21, 2002, between Sellers and Buyer (the "Stock Purchase Agreement");

         B. Pursuant to the terms of the Stock Purchase Agreement, on the date of this Agreement, the Licensees, Sprint Parent and Sprint LTD (such term, and each other term used in this Agreement with initial capitalization and not otherwise defined herein, shall have the meaning ascribed to such term in the Directory Services License Agreement) are entering into a Directory Services License Agreement (the "Directory Services License Agreement") in order to provide Licensees, subject to the terms set forth therein, the right to continue producing, publishing and distributing the Sprint LTD Directories following the closing of the transactions contemplated by the Stock Purchase Agreement;

         C. Licensor owns the trademarks listed on Exhibit A (as amended from time to time pursuant to the terms of this Agreement and the Directory Services License Agreement, the "Licensed Marks");

         D. The Stock Purchase Agreement provides that Licensor and Licensees will enter into this Agreement to provide for the continued use of the Licensed Marks by the Licensees during the Term of the Directory Services License Agreement; and

         E. Licensor desires to grant, and Licensees desire to obtain, subject to the terms and conditions of this Agreement, a license to use the Licensed Marks in connection with the Permitted Uses.
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                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual agreements of the Parties and other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties agree as follows:

         SECTION 1.        TRADEMARK LICENSE.

         (a) Subject to the terms and conditions of this Agreement and consistent with all of the terms and conditions of the Directory Services License Agreement, Licensor hereby grants to Licensees a non-transferable, royalty free, exclusive right to use for the term of this Agreement, the Licensed Marks on (i) any physical media directory that (A) contains primarily Subscriber Listing Information and other Directional Information with respect to Subscribers and other persons or businesses located or providing products or services within the Service Areas, (B) that is classified and/or searchable (e.g., by alphabet letter or category) and (C) is primarily distributed in the Service Area and (ii) related aspects of producing, publishing or distributing directories and soliciting and selling advertising in connection therewith in the Geographic Coverage Areas, such as sales collateral, stationary, contracts, invoices, customer correspondence, business cards and advertising and promotional materials.

         (b) Subject to the terms and conditions of this Agreement and consistent with all of the terms and conditions of the Directory Services License Agreement, Licensor hereby grants to Licensees a non-transferable, royalty free, exclusive right to use for the term of this Agreement, the Licensed Marks on (i) any non-physical media directory that (x) contains primarily Subscriber Listing Information and other Directional Information with respect to Subscribers and other persons or businesses located or providing products or services within the Service Areas, (y) that is classified and/or searchable (e.g., by alphabet letter or category) and (z) is primarily directed at Subscribers and other persons or businesses located or providing products or services within the Service Areas, and (ii) related aspects of producing, publishing or distributing directories and soliciting and selling advertising in connection therewith in the Geographic Coverage Areas, such as sales collateral, stationary, contracts, invoices, customer correspondence, business cards and advertising and promotional materials (collectively with the uses set forth in Section 1(a), the "Permitted Uses").

         (c) Licensees may only sub-license their license to use the Licensed Marks under this Agreement to any controlled Affiliate of any Licensee and pursuant to Section 19.

         (d) Licensor will not license the Licensed Marks to any party in violation of the noncompetition obligations of Sprint Parent and its Affiliates under the Non-Competition Agreement (as defined in the Stock Purchase Agreement).

         SECTION 2. USE OF TRADEMARK. Other than the Permitted Uses, Licensees may not use the Licensed Marks in connection with any service or product or for any other purpose whatsoever, including any telecommunications services, Internet services other than non-physical media directories as provided in the Directory Services License Agreement or cable services. Notwithstanding anything to the contrary in this Section 2, upon the request of Licensees, the Licensor will register any Internet domain names which include both the Licensed Marks and the

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brand used by Publisher pursuant to Section 7.3 of the Directory Services
License Agreement and such domain names shall automatically become "Licensed Marks" hereunder. The Parties acknowledge that Publisher may use any domain name listed on Exhibit B, which will be deemed to be "Licensed Marks" for the purposes of this Agreement.

         SECTION 3.        COMPLIANCE WITH BRAND IDENTITY STANDARDS.

         (a)      Licensor's "Brand Identity Standards" are attached as Exhibit
C. If there is an inconsistency between the terms of this Agreement and the Brand Identity Standards, the terms of this Agreement control. The parties acknowledge that the Brand Identity Standards are currently embodied in a document written for Sprint's internal departments, and as such, their application to Licensees under this Agreement should be read and interpreted with logical modifications, it being understood that the document may be modified in the future by mutual agreement of the Licensor and Licensees to apply more specifically to Licensees. For example, with respect to the current Brand Identity Standards and without limitation:

                  (i) most references to "Sprint Legal" or "Sprint Law Department" should be read as referring to Licensees law department,

                  (ii) many references to "Sprint" with respect to the introduction of new products should be read as referring to Licensees.

         Licensor may modify the Brand Identity Standards at any time, in its sole discretion, and will deliver a copy of the revised Brand Identity Standards to Licensees promptly after making any such modifications; provided, that any such modification must apply generally to substantially all licensees of the Licensed Marks. Licensees must comply at all times with the Brand Identity Standards established by Licensor and delivered to Licensees from time to time for each Licensed Mark. In addition to the foregoing, Licensees must at all times use each Licensed Mark in a manner that will preserve and protect the goodwill, reputation and name of the Licensed Mark and of Licensor with respect to the Licensed Mark. Compliance with the terms of the Directory Services License Agreement by the Licensees preserves and protects the goodwill, reputation and name of the Licensed Marks and of Licensor.

         (b) Upon a modification or substitution of the Licensed Marks as utilized by Sprint Parent or its Affiliates in their business generally or in a particular Service Area pursuant to the Directory Services Licenses Agreement, the Licensed Marks in Exhibit A will be amended to include such modifications or substitutions with respect to the affected Service Area(s). If Licensees' use of any Licensed Mark varies from the Brand Identity Standards because of a change to the Brand Identity Standards or the Licensed Marks by Licensor, Licensees (i) may exhaust their existing stocks of materials displaying the Licensed Mark within a commercially reasonable period of time, (ii) will be permitted to produce, publish and distribute Sprint LTD Directories containing the Licensed Marks which have a WHOA Date preceding the date of the change to the Brand Identity Standards or the Licensed Marks by Licensor, and (iii) will not be required to recall any Sprint LTD Directories containing the Licensed Marks published prior to the date of the change to the Brand Identity Standards or the Licensed Marks by Licensor. If Licensees' use of any Licensed Mark varies from this Agreement, the Directory Services License Agreement or the Brand Identity Standards, for any reason other than a change to the Brand

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Identity Standards or the Licensed Marks by Licensor, Licensees will immediately cease using all materials displaying the Licensed Mark in violation of this Agreement, the Directory Services License Agreement or the Brand Identity Standards.

         (c) Licensees may request in writing that Licensor permit Licensees to vary from the Brand Identity Standards for Licensed Marks. Licensor may in its sole discretion approve or refuse the foregoing request, however, any approval to vary from the Brand Identity Standards for Licensed Marks must be in writing.

         SECTION 4. RESERVATION OF RIGHTS. Licensor reserves the right to use the Licensed Marks or license their use to third parties in connection with any activities that Sprint LTD or its Affiliates are not prohibited from engaging in under the terms of the Non-Competition Agreement.

         SECTION 5. CO-BRANDING. Licensees will not use any other trademark, service mark, phrase, word or symbol, whether owned by Licensees, their Affiliates or by third parties, in conjunction with the Licensed Marks, except as permitted by Section 7.3 of the Directory Services License Agreement.

         SECTION 6. SIMILAR MARKS. Neither Licensees nor their Affiliates may use:

         (a)      any trademark or phrase which is similar to any Licensed Mark;
or

         (b) any word, symbol, character, or set of words, symbols, or characters, which in any language would be identified as substantially the equivalent of a Licensed Mark.

         SECTION 7. PROPRIETARY RIGHTS; LEGENDS. Licensees' use of the Licensed Marks on the services and products authorized by this Agreement, shall include use of the notice of registration - (R) - one time on each good or service in a manner that is visible to the public.

         SECTION 8. PUBLISHER'S CORPORATE NAME. Licensees will not use any Licensed Mark or the name "Sprint" in their corporate or business name, nor allow any of their Affiliates to use any Licensed Mark or the name "Sprint" in their respective corporate or business names. Furthermore, Licensees and their Affiliates will not use any corporate or business name or any mark, logo or indicia that suggests in any manner that Licensees or their Affiliates are a subsidiary of or affiliated with Sprint or Licensor, provided, however, that Licensees may suggest and hold themselves out as having the rights provided to Publisher pursuant to Section 2.1 of the Directory Services License Agreement. The Parties acknowledge that any use of the Licensed Marks by Licensees in accordance with Section 1 hereof will not violate this Section 8.

         SECTION 9. APPROVAL OF MATERIALS. Subject to Article 7 of the Directory Services License Agreement, on Licensor's reasonable request, Licensees will provide to Licensor for approval prior to distribution reasonable samples of material on which a Licensed Mark appears and Licensees agree to modify any Sprint LTD Directory, packaging, labels, advertising and other material if the use of a Licensed Mark is not in accordance with the provisions of the Directory Services License Agreement. Licensees will provide to Licensor for review and approval representative samples of Licensees' proposed use of the Licensed Marks whenever

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such samples are not consistent with the provisions of the Directory Services
License Agreement, this Agreement or the Brand Identity Standards. In the event that Licensor does not notify Licensees within ten (10) days of its receipt of any such samples that it disapproves of Licensees' proposed use of the Licensed Marks, Licensor will be deemed to have approved of such use.

         SECTION 10.       RIGHTS TO THE LICENSED MARKS

         (a) Interest in Licensed Marks. Licensees agree that the Licensed Marks are proprietary to Licensor and nothing in this Agreement constitutes the grant of a general license for their use; rather, they may only be used in accordance with the terms and conditions of this Agreement and the Directory Services License Agreement. Licensor represents and warrants that (i) it owns all right, title and interest (including the goodwill) in and to the Licensed Marks and (ii) the execution and performance of this Agreement by Licensor will not breach any other agreement or license relating to the Licensed Marks. In accepting this Agreement, Licensees acknowledge Licensor's ownership of the Licensed Marks, the goodwill connected with them and the validity of the Licensed Marks. Licensees acquire no right, title, or interest in the Licensed Marks or the goodwill associated with the Licensed Marks due to their use of the Licensed Marks, other than the right to use the Licensed Marks in accordance with the terms and conditions of this Agreement and the Directory Services License Agreement. Use of the Licensed Marks by Licensees and their Affiliates inures to the benefit of Licensor. Neither Licensees nor their Affiliates will attack the Licensed Marks in any manner whatsoever nor assist anyone in attacking the Licensed Marks.

         (b) Registration of Marks. Licensees agree that neither they nor their Affiliates will make any application to register the Licensed Marks, nor use, license or attempt to register any confusingly similar trademark, service mark, trade name or derivation, during and after expiration or termination of this Agreement. Licensees will not and neither will any of their Affiliates adopt, use, file for registration, or register any trademark, service mark, or trade name that is similar to any Licensed Mark or results in a likelihood of confusion with a Licensed Mark. Licensor shall maintain the federal registration of all Licensed Marks that are registered with the United States Patent and Trademark Office throughout the Term. Upon Licensee's request, Licensor will promptly register any trademark or service mark owned by Licensor and used by Licensees for all goods and services covered by its Permitted Use in accordance with this Agreement and the Directory Services License Agreement which are not already registered in the United States Patent and Trademark office and will add such trademarks and service marks to Exhibit A as Licensed Marks. Licensor shall bear all of the expenses relating to the prosecution of any application pursuant to this provision as well as all expenses relating to the maintenance of any registration issued pursuant to this provision. Licensees will take all reasonable actions necessary to assist with the prosecution of any application under this provision and the filing of any document or other materials required to maintain any registration issued pursuant to this provision.

         SECTION 11. TERMINATION OR EXPIRATION OF AGREEMENT. This Section 11 survives the termination or expiration of this Agreement. On termination or expiration of this Agreement, subject to the transition provisions in the Directory Services License Agreement, all rights

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granted to Licensees under this Agreement in and to the Licensed Marks, together with any interest in and to the Licensed Marks which Licensees may have or may have acquired pursuant to this Agreement, the Directory Services License Agreement or otherwise, will forthwith, without further act or instrument, be assigned to and revert to Licensor. In addition, Licensees will execute any reasonable instruments prepared at the sole expense of and requested by Sprint LTD and Licensor that are necessary to accomplish or confirm the foregoing. Licensees will destroy all materials in Licensees' possession which contain the Licensed Marks within a reasonable period after the termination or expiration of the Agreement, provided that Licensees will be permitted to produce, publish and distribute Sprint LTD Directories containing the Licensed Marks which have a WHOA Date preceding the date of the termination or expiration of this Agreement and provided further that Licensees will not be required to recall any Sprint
LTD Directories containing the Licensed Marks published prior to the date of termination or expiration of this Agreement. Licensees will refrain from further use of the Licensed Marks, or any other trademark, service mark, trade name, design or logo that is confusingly similar to the Licensed Marks. Licensees acknowledge and admit that there would be no adequate remedy at law for their failure to cease use of the Licensed Marks upon termination of this Agreement and the Directory Services License Agreement. Licensees agree that, in the event of such failure, Licensor will be entitled to seek equitable relief by the way of temporary, preliminary and permanent injunction and seek further relief as any court with jurisdiction may deem just and proper.

         SECTION 12.       INFRINGEMENT.

         (a) Notice of Infringement. Licensor and Licensees will promptly notify each other of any infringement of any of the Licensed Marks that comes to their attention. Licensor may take such action as it determines may be required to terminate the infringement. If Licensor decides that action should be taken, Licensor may take the action either in its own name or, alternatively, Licensor may authorize Licensees to initiate the action in Licensor's name, at Licensor's sole cost and expense.

         (b) Defense by Licensees. If Licensor does not decide to take any action within thirty (30) days of its notification of the infringement, Licensees may notify Licensor in writing of its intention to prosecute the action at its own expense. Licensor will have twenty (20) days in which to respond to Licensees regarding their planned action in response to the notification, which action shall be in Licensor's reasonable discretion. If the response does not entail Licensor responding to the infringement, or if Licensor fails to respond to Licensees within the twenty (20) day period, Licensees will be entitled to undertake the action at Licensees' expense. Licensees and Licensor will keep each other apprised of all material developments in the case and will make no settlement of the action that could impair the goodwill or reputation of the Licensed Marks or Licensor's ownership in the name "Sprint" or the "Sprint diamond logo" for other purposes.

         (c) Cooperation. Each Party agrees to cooperate fully with the other Party to whatever extent necessary to prosecute any action with all expenses being borne by the Party bringing the action, or shared equally, if the Parties agree to both prosecute the action.

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         (d)      Damages. Regardless of which Party prosecutes a Licensed Mark infringement claim, the damages recovered by the Parties will first be used to reimburse the expenses on a pro rata basis that each Party incurred in pursuing the prosecution. Expenses shall include time spent by in-house lawyers in managing and pursuing the prosecution. If there are recovered damages in excess of expenses then such recovered damages will be allocated between the Parties in accordance with the damage suffered by each. The provisions of this Section 12 will not be construed as limiting the rights of either Party to recover damages from, or to exercise any other right or remedy against, any third parties in respect of any other claim that either Party may have against the third parties.

         SECTION 13. FURTHER PROTECTION. At the reasonable request of Licensor and at Licensor's sole expense, Licensees will execute any papers or documents necessary to protect the rights of Licensor in the Licensed Marks and execute and deliver the other documents as may be reasonably requested by Licensor.

         SECTION 14. TERM. This Agreement will terminate upon the termination of the Directory Services License Agreement in accordance with its terms.

         SECTION 15.       INDEMNIFICATION.

         (a) Licensees Indemnity. Licensees will defend, hold harmless and indemnify Licensor and each of its Affiliates, officers, directors, shareholders, employees, contractors, agents and representatives from and against any and all losses, damages, claims, demands, suits, liabilities, fines, penalties, costs, obligations, settlement payments, awards, judgments, deficiencies or other charges ("Losses") and any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified under the Agreement ("Expenses") arising out of, resulting from or based upon any pending or threatened claim, action, proceeding or suit by any third party, whether based on contract, tort or otherwise, arising out of or in connection with: (i) any breach of this Agreement by Licensees and (ii) the use of the Licensed Marks by Licensees in violation of this Agreement.

         (b) Licensor Indemnity. Licensor will defend, hold harmless and indemnify Licensees and each of their Affiliates, officers, directors, shareholders, employees, contractors, agents and representatives from and against any and all Losses and Expenses arising out of, resulting from or based upon any pending or threatened claim, action, proceeding or suit by any third party, whether based on contract, tort or otherwise, arising out of or in connection with (i) any breach of this Agreement by Licensor and (ii) the use of the Licensed Marks by Licensees in accordance with the terms of this Agreement.

         (c) Procedure. Promptly after receipt by the indemnified party of notice by a third party of a claim or of the commencement of any action or proceeding with respect to which such indemnified party may be entitled to receive payment from the other party for any Losses or Expenses, such indemnified party will notify the indemnifying party of the notice of such claim or of the commencement of such action or proceeding; provided, however, that the failure to so notify the indemnifying party will relieve the indemnifying party from liability under this Agreement with respect to such claim, action or proceeding only if, and only to the extent that,

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such failure to notify the indemnifying party results in the forfeiture by the indemnifying party of rights and defenses otherwise available to the indemnifying party with respect to such claim, action or proceeding. The indemnifying party will have the right, upon written notice delivered to the indemnified party within thirty (30) days thereafter assuming formal responsibility for any Losses and Expenses resulting from such claim, action or proceeding, to assume the defense of such claim, action or proceeding, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of the fees and disbursements of such counsel. In any claim, action or proceeding with respect to which indemnification is being sought hereunder, the indemnified party or the indemnifying party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such party's own expense. The indemnifying party or the indemnified party, as the case may be, will at all times use reasonable efforts to keep the indemnifying party or the indemnified party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action. If the indemnifying party has assumed the defense of a claim, action or proceeding, no indemnified party may settle or compromise such matter or consent to the entry of any judgment with respect to such matter without the prior written consent of the indemnifying party. An indemnifying party may not, without the prior written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless
(i) simultaneously with the effectiveness of such settlement, compromise or consent, the indemnifying party pays in full any obligation imposed on the indemnified party by such settlement, compromise or consent (ii) such settlement, compromise or consent contains a complete release of the indemnified party and its Affiliates and their respective directors, officers and employees and (iii) such settlement, compromise or consent does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the indemnified party or any of the indemnified party's Affiliates. In the event an indemnified party will claim a right to payment pursuant to this Agreement not involving a third party claim covered by Section 15, such indemnified party will send written notice of such claim to the appropriate indemnifying party. Such notice will specify the basis for such claim. As promptly as possible after the indemnified party has given such notice, such indemnified party and the appropriate indemnifying party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the indemnifying party will pay to the indemnified party immediately available funds in an amount equal to such claim as determined hereunder.

         (d) Limitation on Liability. Notwithstanding anything to the contrary set forth in this Agreement, the sum of any amounts payable by (i) Sprint Parent or its Affiliates for consequential damages resulting from a breach of this Agreement, and (ii) Sellers pursuant to their indemnification obligations under the Stock Purchase Agreement, shall not exceed in the aggregate $660,000,000.

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         SECTION 16.       DISPUTE RESOLUTION.

         (a) Option to Negotiate Disputes Other than a suit for injunctive relief to maintain the status quo, to stop an ongoing violation of this Agreement or to prevent a threatened violation of this Agreement, in the event of any dispute arising between the Parties in connection with the interpretation or performance of this Agreement, before either Party may initiate a formal proceeding in any tribunal, including arbitration or judicial proceedings, the Parties will negotiate in good faith to resolve such dispute amicably after receipt by the allegedly breaching Party of written notice of a dispute, stating the specific nature of the claimed breach and the specific nature of, and period for, the cure allegedly required, sent by the other Party in the manner set forth in Section 20. Within ten (10) days after delivery of the notice, representatives of the Parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute by the respective representatives of the Parties within the time frames and escalation process set forth below:

                               LICENSOR (TITLE)                      LICENSEES (TITLE)
-----------------------------------------------------------------------------------------
WITHIN 10 DAYS     VICE PRESIDENT -- LAW, MARKETING AND SALES    GENERAL COUNSEL
-----------------------------------------------------------------------------------------
WITHIN 20 DAYS     VICE PRESIDENT -- BUSINESS PLANNING AND       CHIEF FINANCIAL OFFICER
                   DEVELOPMENT
-----------------------------------------------------------------------------------------
WITHIN 30 DAYS     PRESIDENT -- LTD                              CHIEF EXECUTIVE OFFICER
-----------------------------------------------------------------------------------------

         If a Party intends to be accompanied at a meeting by an attorney, the other Party will be given at least two business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this
Section 16(a) are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

         (b) Other than a dispute for injunctive relief to maintain the status quo, to stop an ongoing violation of this Agreement or to prevent a threatened violation of this Agreement, any dispute between the Parties that is not resolved in accordance with the informal notice of breach provisions set forth in Section 16(a) and remains disputed by the Party alleged to have been in breach, shall be resolved by arbitration using the arbitration procedures set forth in this Section 16(b). In such event, either Party may serve a demand for arbitration in accordance with the Center for Public Resources Non-Administered Arbitration Rules ("Arbitration Rules") in which, in addition to any other requirements of the Arbitration Rules, the Party serving the demand states the specific nature of the claimed breach and the specific nature of, and period for, the cure allegedly required, and demands a determination by the arbitrators of the Parties' respective rights together with any other relief sought. Three arbitrators shall be chosen, and the proceedings shall be conducted in New York, New York generally in accordance with the Arbitration Rules, provided that (i) the Parties shall choose three arbitrators through a

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self-administered process of striking names from a list of potential arbitrators and shall not employ the method provided for in the Arbitration Rules; (ii) the rules of evidence employed in federal courts at the time shall apply; and (iii) discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. Any arbitration will be subject to the governing law provision set forth in Section 16(c) of this Agreement. If any interim or conservatory measures have been issued by a court or other tribunal, the arbitration tribunal shall not be bound by such interim or conservatory decision or measures when rendering its decision. The decision of the arbitrators will be final and binding upon the Parties to the maximum extent permitted under applicable law, and a final judgment may be entered on the award in any court of competent jurisdiction.

         (c) Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         (d) Attorneys' Fees. The prevailing Party in any formal dispute will be entitled to reasonable attorneys' fees and costs, including reasonable expert fees and costs. This provision will not apply if the prevailing Party rejected a written settlement offer that exceeds the prevailing Party's recovery.

         (e) Cumulative Remedies. No right or remedy in this Agreement conferred upon or reserved to any Party is intended to be exclusive of any other right or remedy, and each and every right and remedy will be cumulative and in addition to any other right or remedy under this Agreement or under applicable law, whether now or hereafter existing. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its terms and that the Parties will be entitled to seek specific performance in addition to any other remedy to which they are entitled at law or equity.

         SECTION 17. ASSIGNMENT. Except as provided in Section 9.1 of the Directory Services License Agreement, neither Party may assign all or any of its rights or obligations under the Agreement without the prior written consent of the other Party, except that either Party may assign all of its rights and obligations under the Agreement (a) in connection with a sale of all or substantially all of its assets or by merger if the purchaser assumes in writing all of the assigning Party's rights and obligations under this Agreement in a form reasonably acceptable to the other Party or (b) to (i) any of its Affiliates or (ii) any lender or any other party as collateral in connection with any financing provided that no such assignment permitted by this clause (b) will relieve such Party of any of its obligations under this Agreement.

         SECTION 18. RELATIONSHIP. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between any Licensor and Licensees, franchiser - franchisee, or to make any Licensor or Licensees partners, joint venturer or co-employer of the other, or result in joint service offerings to their respective customers.

         SECTION 19. SUBCONTRACTORS. Notwithstanding the prohibition on transferability set forth in Section 1, any Party may subcontract with third parties or Affiliates of such Party for the performance of any of such Party's obligations which require the use of the Licensed Marks. If

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any obligation is performed for either Party through a subcontractor, such Party will remain fully responsible for the performance of its obligations under this Agreement in accordance with its terms and such Party will be solely responsible for payments due to its subcontractors. No contract, subcontract or other agreement entered into by either Party with any third party in connection with the provision of services utilizing the Licensed Marks will provide for any indemnity, guarantee or assumption of liability by, or other obligation of, the other Party with respect to such arrangement, except as consented to in writing by the other Party. No subcontractor will be deemed a third party beneficiary for any purposes under this Agreement.

         SECTION 20. NOTICES. Any notice required or permitted under this Agreement will be in writing and will be hand-delivered, sent by confirmed facsimile or mailed by overnight express mail. Notice will be deemed to have been given when such notice is received. Addresses for notices are as follows:

                  If to Licensor:

                           Sprint Corporation
                           6200 Sprint Parkway
                           Overland Park, KS 66251
                           KSOPHF 0202 - 2B579
                           Attention: Vice President, Business Planning &
                                      Development- LTD
                           Facsimile: 913-794-0141

                  With a copy to:

                           Sprint Corporation
                           6200 Sprint Parkway
                           Overland Park, KS 66251
                           KSOPHF 0302 - 3B679
                           Attention: Legal - Corporate Secretary
                           Facsimile: 913-794-0144

                  If to Licensees:

                           R.H. Donnelley Corporation
                           One Manhattanville Road
                           Purchase, New York 10577
                           Attention: General Counsel
                           Facsimile: 914-933-6844

or at such other address as either Party may provide to the other by written notice.

         SECTION 21. INDEPENDENT CONTRACTOR. The relationship between the Parties is that of an independent contractor. Each Party will be solely responsible for such Party's employees, including compliance with all employment laws, regulations, and rules and payment of wages, benefits and employment taxes such as Social Security, unemployment, workers compensation and federal and state withholding with respect to such employees.

         SECTION 22. ENTIRE AGREEMENT. This Agreement, the Directory Services License Agreement, the Non-Competition Agreement, the Subscriber Listings Agreement, and the Publisher Trademark License Agreement constitute the entire understanding and agreement of the Parties concerning the subject matter of this Agreement, and supersede any prior agreements, representations, statements, understandings, proposals, undertakings or negotiations, whether written or oral, with respect to the subject matter expressly set forth in this Agreement.

         SECTION 23. SEVERABILITY. If any term, condition or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity will not invalidate the entire Agreement, unless such construction would be unreasonable. This Agreement will be construed as if it did not contain the invalid or unenforceable provision or provisions, and the rights and obligations of each Party will be construed and enforced accordingly, except that in the event such invalid or unenforceable provision or provisions are essential elements of this Agreement and substantially impair the rights or obligations of either Party, the Parties will promptly negotiate in good faith a replacement provision or provisions.

         SECTION 24. FORCE MAJEURE. Neither Party will be liable for any delay or failure in performance of any part of this Agreement caused by a Force Majeure condition, including acts of God, a public enemy or terrorism, fires, floods, freight embargoes, earthquakes, volcanic actions, wars (whether against a nation or otherwise), civil disturbances or other similar causes beyond the reasonable control of the Party claiming excusable delay or other failure to perform (a "Force Majeure"). If any Force Majeure condition occurs, the Party whose performance fails or is delayed because of such Force Majeure condition will give prompt notice to the other Party, will use commercially reasonable efforts to perform in spite of the Force Majeure condition and upon cessation of such Force Majeure condition will give like notice and commence performance under the Agreement as promptly as reasonably practicable.

         SECTION 25. NO THIRD PARTY BENEFICIARIES. This Agreement is intended solely for the benefit of the Parties, and no third-party beneficiaries are created by this Agreement. This Agreement does not provide and should not be construed to provide third parties with any remedy, claim, liability, reimbursement, cause of action or other privilege.

         SECTION 26. BINDING EFFECT. This Agreement will be binding on and inure to the benefit of the Parties, and their respective successors and permitted assigns.

         SECTION 27. WAIVERS. No waiver of any provision of this Agreement, and no consent to any default under this Agreement, will be effective unless the same is in writing and signed by an officer of the Party against whom such waiver or consent is claimed. In addition, no course of dealing or failure of a Party strictly to enforce any term, right or condition of this Agreement will be construed as a waiver of such term, right or condition. Waiver by either Party of any default by the other Party will not be deemed a waiver of any subsequent or other default.

         SECTION 28. HEADINGS. The headings and numbering of sections and paragraphs in this Agreement are for convenience only and will not be construed to define or limit any of the terms in this Agreement or affect the meaning or interpretation of this Agreement.

         SECTION 29. SURVIVAL. Any liabilities or obligations of a Party for acts or omissions occurring prior to the cancellation or termination of this Agreement and any obligations of a Party under any other provisions of this Agreement which, by their terms, are contemplated to survive (or be performed after) termination of this Agreement (subject to any time limitations specified therein) will survive the cancellation or termination of this Agreement.

         SECTION 30. MODIFICATIONS. No amendments, deletions, additions or other modifications to this Agreement will be binding unless evidenced in writing and signed by an officer of each of the respective parties hereto.

         SECTION 31. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. This Agreement will become effective when one or more counterparts have been signed by each and delivered to the other Party, it being understood that the Parties need not sign the same counterpart.

         SECTION 32. CONFLICT. In the event of any conflict between this Agreement and the provisions of the Directory Services License Agreement, the provisions of the Directory Services License Agreement will control.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

LICENSOR:

SPRINT DIRECTORY TRADEMARK COMPANY, LLC

By: /s/ JOSEPH MEYER
   ------------------------------

Name:   Joseph Meyer

Title: President

LICENSEES:

R.H. DONNELLEY PUBLISHING &
ADVERTISING, INC. (f/k/a Sprint
Publishing & Advertising, Inc.)                    CENDON, L.L.C.

By: /s/ ROBERT J. BUSH                      By: /s/ ROBERT J. BUSH
   ------------------------------              ---------------------------------

Name:   Robert J. Bush                      Name:   Robert J. Bush

Title: Vice President and Secretary         Title: Authorized Signatory

R.H. DONNELLEY DIRECTORY COMPANY
(f/k/a Centel Directory Company)

By: /s/ ROBERT J. BUSH
   ------------------------------

Name:   Robert J. Bush

Title: Vice President and Secretary